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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WAYFAIR INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

WAYFAIR INC.
4 COPLEY PLACE, 7TH FLOOR, BOSTON, MA 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2015

To the Stockholders of Wayfair Inc.:

        NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders, or Annual Meeting, of Wayfair Inc., a Delaware corporation, will be held on Wednesday, May 20, 2015 at 10:00 a.m. eastern time. The Annual Meeting will be a virtual stockholder meeting through which you can view the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/Wayfair and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). The purpose of the Annual Meeting will be the following:

  1.
  To elect nine directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

    Neeraj Agrawal
    Julie Bradley
    Steven Conine
    Alex Finkelstein
    Robert Gamgort
    Michael Kumin
    Ian Lane
    Romero Rodrigues
    Niraj Shah

  2.
  To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of Wayfair Inc. for its fiscal year ending December 31, 2015.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our Class A common stock or Class B common stock at the close of business on March 26, 2015 can vote at the Annual Meeting or any adjournments that take place.

        Our board of directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement.

        This year we are using the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. Instead we are mailing our stockholders a Notice Regarding the Availability of Proxy Materials, or Notice, with instructions for accessing the proxy materials and voting over the Internet, by telephone or by mail. The Notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and our 2014 Annual Report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.

        Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, telephone or by mail.

By Order of the Board of Directors,
/s/ NICHOLAS MALONE Nicholas Malone Chief Administrative Officer and Treasurer

Boston, Massachusetts
April 10, 2015

i

WAYFAIR INC.
4 COPLEY PLACE, 7TH FLOOR, BOSTON, MA 02116

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
MAY 20, 2015

        We have provided this Proxy Statement and a Proxy Card to you on the Internet or, upon your request, have delivered those proxy materials to you, because the board of directors of Wayfair Inc. is soliciting your proxy to vote at our 2015 Annual Meeting of Stockholders, or Annual Meeting, to be held on May 20, 2015 at 10:00 a.m. eastern time. Unless the context otherwise requires, references to "Wayfair," "the company," "we," "us," and "our" refer to Wayfair Inc. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/Wayfair. Be sure to have your 16-digit control number (included in the Notice of Availability of Proxy Materials mailed to you) in order to access the Annual Meeting.

        This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

        The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

        In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

        We are mailing the Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record as of March 26, 2015, or the Record Date, for the first time on or about April 10, 2015. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2014 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our Class A common stock and Class B common stock as of the Record Date. Our Annual Report on Form 10-K is also available in the Investor Relations section of our website, located at investor.wayfair.com, under the link for "Financial Reports".

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

        We are providing the Proxy Statement and Proxy Card to you on the Internet or, upon your request, by mail, in connection with our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting which is being held virtually on the Internet, and are requested to vote on the items of business described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the Internet, by telephone or by mail.

How can I access the proxy materials over the Internet?

        The Notice contains instructions on how to view the proxy materials on the Internet, vote your shares, and request electronic delivery of future proxy materials. An electronic copy of the Proxy Statement and Annual Report are available at www.proxyvote.com.

How can I request a paper or email copy of the proxy materials?

        If you want to receive a paper or e-mail copy of these proxy materials, you must request it. There is no charge for requesting a copy. Please choose one of the following methods to make your request:

        1) By Internet: www.proxyvote.com

        2) By Telephone: 1-800-579-1639

        3) By E-Mail: Please follow the instructions on the Notice

        Please make the request as instructed above on or before May 6, 2015 to facilitate timely delivery.

        If you want to receive an e-mail copy of future proxy materials, please follow the instructions on the Notice. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I attend the Annual Meeting in person?

        We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/Wayfair. The webcast will start at 10:00 a.m., eastern time, on May 20, 2015. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet. In order to participate in the Annual Meeting online, you will need the 16-digit control number included on the Notice mailed to you in order to be able to submit questions or vote your shares during the Annual Meeting. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Who can vote at the Annual Meeting?

        Only holders of record of our Class A common stock and Class B common stock at the Record Date will be entitled to vote at the Annual Meeting. At the close of business on March 26, 2015, we had 40,113,179 shares of Class A common stock and 43,316,043 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above Record Date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above Record Date. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement.

What am I being asked to vote on?

        You are being asked to vote on two (2) proposals:

  •
  Proposal No. 1—the election of nine directors to hold office until our 2016 Annual Meeting of Stockholders; and

  •
  Proposal No. 2—the ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

        In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

  Stockholder of Record (Shares Registered in Your Name)

        If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to participate in the Annual Meeting, we urge you to vote by proxy over the Internet, by telephone or by mail as instructed below to ensure your vote is counted.

  Vote by Internet

        Before the Annual Meeting—Go to www.proxyvote.com

        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time on May 19, 2015, the day before Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.

        During the Annual Meeting—Go to www.virtualshareholdermeeting.com/Wayfair

        You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Please have your Notice in hand when you access the website and then follow the instructions.

  Vote by Phone—1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time on May 19, 2015, the day before the Annual Meeting. Please have your Proxy Card in hand when you call and then follow the instructions.

  Vote by Mail

        If you have requested and received a Proxy Card by mail, you may mark, sign and date your Proxy Card and return it in the postage-paid envelope we provided with it or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

  Beneficial Owner (Shares Registered in the Name of Broker, Bank or Other Agent)

        If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent. Please follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a Proxy Card.

Who counts the votes?

        Broadridge Investor Communication Solutions, Inc. has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Elections. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

        Votes will be counted by the Inspector of Elections, who will separately count "For" and "Abstain" votes and broker non-votes. In addition, with respect to the ratification of the appointment of Ernst & Young as the independent registered public accounting firm, the Inspector of Elections will count the number of "Against" votes.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered "routine" or "non-routine?"

        The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

        With respect to Proposal No. 1, the election of directors, the nine nominees receiving the highest number of votes will be elected. Only votes "For" will affect the outcome of this proposal.

        With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of Class A common stock you own as of the Record Date and ten votes for each share of Class B common stock you own as of the Record Date.

What if I complete a Proxy Card but do not make specific choices?

        If we receive a proxy instruction from you over the Internet, by telephone or by mail that does not specify how your shares are to be voted, your shares will be voted "For" the election of each of the nine nominees for director, and "For" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your designated proxy, if any, will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

        If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must vote pursuant to the instructions on each Notice.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy with a later date.

  •
  You may send a written notice that you are revoking your proxy to us at Wayfair Inc., 4 Copley Place, 7th Floor, Boston, MA 02116, Attention: Secretary.

  •
  You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for the 2016 Annual Meeting of Stockholders?

        If you are interested in submitting a proposal for potential inclusion in the proxy statement for our 2016 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 12, 2015. However, if the 2016 Annual Meeting of Stockholders is held before April 20, 2016 or after June 19, 2016, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2016 Annual Meeting of Stockholders.

        If you wish to present a proposal at the 2016 Annual Meeting of Stockholders, but do not wish to have the proposal or considered for inclusion in our proxy statement and proxy card, you must also give written notice at the address noted below. We must receive this required notice by February 20, 2016, but no sooner than January 21, 2016. However, if our 2016 Annual Meeting of Stockholders is held before April 20, 2016 or after July 19, 2016, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2016 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2016 Annual Meeting of Stockholders and (2) the 10th day following the date on which public disclosure was made of the date of the 2016 Annual Meeting of Stockholders.

        Any proposals should be sent to us at Wayfair Inc., 4 Copley Place, 7th Floor, Boston, MA 02116, Attention: Secretary.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid Annual Meeting. On the Record Date, there were 40,113,179 shares of Class A common stock and 43,316,043 shares of Class B common stock outstanding and entitled to vote. A quorum will be present if stockholders holding a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting or represented by proxy.

        Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

        Voting results will be announced by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our board of directors, or board, is comprised of nine individuals. Unless the board determines that vacancies on the board (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the board may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected by the board to fill a vacancy shall serve for the remainder of the full term of the director in which the vacancy was created or occurred and until such director's successor is elected and qualified.

        The individuals below have been nominated to serve as directors and have each agreed to stand for reelection. Each director elected will hold office from the date of their election by the stockholders until the subsequent annual meeting of stockholders or until their successor is elected and has been qualified, or until such director's earlier death, resignation or removal.

        Shares represented by executed proxies will be voted, unless abstained, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

        Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. The nine nominees receiving the most "FOR" votes among votes properly cast in person or by proxy will be elected to the board as directors. You may vote "FOR" or "ABSTAIN" on each of the nominees for election as director. Shares represented by properly submitted proxy card will be voted on Proposal 1 "FOR" the election of the nominees named herein to the board of directors at the Annual Meeting, unless otherwise marked. A broker non-vote or a properly executed proxy marked "ABSTAIN" with respect to the election of a director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NAMED NOMINEE.

        The following table sets forth our directors, all of whom are currently standing for re-election, and their respective ages and positions with us as of the Record Date:

Name	Age	Position(s)
Niraj Shah	41	Co-Founder, Chief Executive Officer, Director (Co-Chairman)
Steven Conine	42	Co-Founder, Chief Technology Officer, Director (Co-Chairman)
Neeraj Agrawal(1)	42	Director
Julie Bradley(1)(3)	46	Director
Alex Finkelstein(2)	39	Director
Michael Kumin(2)(3)	42	Director
Ian Lane(1)	37	Director
Romero Rodrigues(2)	37	Director
Robert Gamgort(2)	52	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

        Set forth below is biographical information for each nominee. The following includes certain information regarding our directors' individual experience, qualifications, attributes and skills that led the board to conclude that they should serve as directors.

        Niraj Shah is our co-founder and has served as our Chief Executive Officer and a director since 2002. Prior to founding Wayfair, Mr. Shah served as Chief Executive Officer for Simplify Mobile Corporation, an enterprise software company he co-founded in 2001, and Entrepreneur- in-Residence at Greylock Partners, a venture capital firm, in 2001. Mr. Shah served in various roles at iXL Enterprises, Inc., including as Chief Operating Officer and a director, from 1998 to 2000, and as Chief Executive Officer of Spinners Incorporated, an IT consulting company he co-founded, from 1995 to 1998. Mr. Shah received a B.S. from Cornell University. We believe Mr. Shah is qualified to serve on our board of directors due to the leadership and operational experience he brings as our Chief Executive Officer, as well as the vision and continuity he brings as our co-founder.

        Steven Conine is our co-founder and has served as our Chief Technology Officer and a director since 2002. Prior to founding Wayfair, Mr. Conine served as Chief Technology officer for Simplify Mobile Corporation, an enterprise software company he co-founded in 2001, Chief Operating Officer for the London office of iXL Enterprises, Inc. from 1999 to 2000, and Chief Technology Officer of Spinners Incorporated, an IT consulting company he co-founded, from 1995 to 1998. Mr. Conine received a B.S. from Cornell University. We believe Mr. Conine is qualified to serve on our board of directors due to the technological and operational experience he brings as our Chief Technology Officer, as well as the vision and continuity he brings as our co-founder.

        Neeraj Agrawal has served as a member of our board of directors since June 2011. Since 2007, Mr. Agrawal has served as a General Partner of Battery Ventures, a venture capital firm that he joined in 2000. He previously served as Operations Director for Sky TV Latin America, a News Corp. subsidiary, from 1996 to 1998. Mr. Agrawal serves on the board of directors of Bazaarvoice, Inc., Marketo, Inc. and several private companies. He received a B.S. from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Agrawal is qualified to serve on our board of directors due to his experience in the e-commerce industry as a venture capitalist and his service on the board of directors of other technology companies.

        Julie Bradley has served as a member of our board of directors since September 2012. Ms. Bradley has served as the Chief Financial Officer of TripAdvisor, Inc., an online travel planning site, from October 2011. She previously served as the Chief Financial Officer of Art Technology Group, Inc., an e-commerce software company, from 2005 to 2011, the Vice President of Finance for Akamai Technologies, Inc. from 2000 to 2005 and an accountant at Deloitte & Touche LLP from 1993 to 2000. Ms. Bradley served on the board of directors of ExactTarget, Inc. from September 2012 to July 2013. Ms. Bradley received a B.A. from Wheaton College. We believe Ms. Bradley is qualified to serve on our board of directors due to her financial expertise and her experience in corporate development.

        Alex Finkelstein has served as a member of our board of directors since June 2011. Mr. Finkelstein has served as a General Partner at Spark Capital, a venture capital firm, since 2009, and joined the firm at its inception in 2005 as a Principal. He previously served as a Principal at Seed Capital Partners from 2003 to 2005 and as an associate at GrandBanks Capital, a venture capital firm, from 2000 to 2003. Mr. Finkelstein serves on the board of directors of a number of private companies. Mr. Finkelstein received a B.A. from Middlebury College. We believe Mr. Finkelstein is qualified to serve on our board of directors due to his experience in the e-commerce industry as a venture capitalist and his service on the board of directors of other technology companies.

        Michael Kumin has served as a member of our board of directors since June 2011. Mr. Kumin has worked as an investment professional at Great Hill Partners, a private equity investment firm, since 2002 where he currently serves as a Managing Partner. Mr. Kumin also currently serves on the board of directors of a number of private companies. He also served on the board of directors of Spark

Networks, Inc. from June 2006 to December 2013 and Vitacost.com, Inc. from July 2010 to August 2014. Mr. Kumin received a B.A. from Princeton University's Woodrow Wilson School of Public & International Affairs. We believe Mr. Kumin is qualified to serve on our board of directors due to his experience in the e-commerce industry as a private equity investor and his service on the board of directors of other technology companies.

        Ian Lane has served as a member of our board of directors since June 2011. Mr. Lane has worked as an investment professional at HarbourVest Partners, LLC, a private equity investment firm, since 2003, where he currently serves as a Managing Director. He previously served as an analyst in the mergers and acquisitions group of J.P. Morgan Securities, Inc. Mr. Lane serves on the board of directors of a number of private companies. Mr. Lane received a B.S. from the University of Florida, a M.S. from the University of Florida and an M.B.A. from Harvard Business School. We believe Mr. Lane is qualified to serve on our board of directors due to his experience in the e-commerce industry as a venture capitalist and his service on the board of directors of other technology companies.

        Romero Rodrigues has served as a member of our board of directors since July 2014. Mr. Rodrigues has served as Global CEO Comparison Shopping at Naspers Limited since September 2009. He previously served as Chief Executive Officer of BuscaPé Company, a comparison shopping e-commerce company which he co-founded in 1998, until it was acquired by Naspers Limited in September 2009. Mr. Rodrigues currently serves on the board of directors Endeavor Global, Brazil. Mr. Rodrigues has a B.S. from the University of São Paulo. We believe Mr. Rodrigues is qualified to serve on our board of directors due to his experience in the e-commerce industry as a founder and executive.

        Robert Gamgort has served as a member of our board of directors since February 2015. Mr. Gamgort has served as Chief Executive Officer and member of the board of directors of Pinnacle Foods Inc. since 2009. He previously served as North American President for Mars Incorporated from 2002 to 2009. Mr. Gamgort serves on the board of directors of the Grocery Manufacturers Association. Mr. Gamgort received a B.A. from Bucknell University and an M.B.A from the Kellogg Graduate School of Management at Northwestern University. We believe Mr. Gamgort is qualified to serve on our board of directors due to his board and executive-level experience both in retail and in other businesses.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF EACH NAMED NOMINEE

 PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of our board of directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

        The following table provides information regarding the fees incurred to Ernst & Young LLP during the years ended December 31, 2013 and December 31, 2014. All fees described below were approved by the audit committee.

	Year Ended
	December 31, 2013	December 31, 2014
Audit Fees(1)	$463,924	$1,924,542
Audit-Related Fees(2)	—	8,610
Tax Fees(3)	41,750	464,750
All Other Fees	—	—

Total Fees	505,674	2,397,902

(1)
Audit fees of Ernst & Young LLP for 2013 and 2014 were for professional services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC, including our Registration Statement on Form S-1.

(2)
Audit-related fees of Ernst & Young LLP for 2013 and 2014 were for services associated with accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under "Audit Fees".

(3)
Tax fees of Ernst & Young LLP for 2013 and 2014 were for fees billed for services rendered for tax compliance, tax advice, and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Our audit committee adopted, and our board of directors ratified, a policy that became effective upon the closing of our initial public offering in October 2014 under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed above. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the Securities and Exchange Committee, or SEC, and the Public Company Accounting Oversight Board. The audit committee has pre-approved all services performed since our policy on pre-approval of audit and non-audit services was adopted.

        In order for Proposal 2 to be approved, holders of a majority of the votes properly cast at the Annual Meeting must vote "FOR" Proposal 2. Abstentions and broker non-votes are not votes cast and will not be counted either "FOR" or "AGAINST" the proposal. Therefore, abstentions and broker non-votes will have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of Wayfair Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board. The audit committee's functions are more fully described in its charter, which is available at the Investor Relations section of our website, located at investor.wayfair.com under the link for "Corporate Governance". Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. Ernst & Young LLP, our independent registered public accounting firm for fiscal year 2014, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Ernst & Young LLP the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

        The Audit Committee also discussed with Ernst & Young LLP the matters that are required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. Ernst & Young LLP has also provided the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP that firm's independence. The Audit Committee has concluded that Ernst & Young LLP's provision of audit and non-audit services to Wayfair and its affiliates is compatible with Ernst & Young's independence. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP's audit of such financial statements.

        Based on these reviews and discussions, the audit committee has recommended to our board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and is seeking ratification of such selection by the stockholders.

By the Audit Committee of the Board of Directors of Wayfair Inc.:
Julie Bradley (Chair) Neeraj Agrawal Ian Lane

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        Our board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code may be found at the Investor Relations section of our website, located at investor.wayfair.com under the link for "Corporate Governance". In addition, we intend to post on the Corporate Governance section of our website all disclosures that are required by law or the New York Stock Exchange, or NYSE, listing standards concerning any amendments to, or waivers from, any provision of the code. Information included on or accessible through our website is not incorporated by reference herein.

Corporate Governance Guidelines

        Our board adopted corporate governance guidelines to ensure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of the Company's stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, succession planning, and board committees and compensation. A copy of the Corporate Governance Guidelines may be found at the Investor Relations section of our website, located at investor.wayfair.com under the link for "Corporate Governance".

Independence of the Board of Directors

        Our board of directors has determined that all of our directors, other than Messrs. Shah and Conine, qualify as "independent" directors in accordance with the listing requirements of the NYSE. Each of Messrs. Shah and Conine is not considered independent because he is an employee of the Company.

Leadership Structure of the Board

        Our board of directors is currently co-chaired by Niraj Shah, our Chief Executive Officer, and Steven Conine, our Chief Technology Officer. Our board has established the position of lead independent director and elected Mr. Kumin our lead independent director. Our bylaws and Corporate Governance Guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of the board and Chief Executive Officer and/or utilize a lead director in accordance with its determination that one or the other structure would be in the best interests of our company. Our board of directors has concluded that our proposed leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

        Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and consider and approve or disapprove any related party transactions.

Board Committees

        Our board has established three standing committees—audit, compensation and nominating and corporate governance—each of which operates under a charter that has been approved by our board and that satisfies the applicable standards of the SEC and NYSE. Each committee's charter is posted at the Investor Relations section of our website, located at investor.wayfair.com under the link for "Corporate Governance". Information included on or accessible through our website is not incorporated by reference herein.

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

  •
  appoints and determines the compensation and retention of our independent registered public accounting firm;

  •
  evaluates the independent registered public accounting firm's qualifications, independence and performance;

  •
  determines the engagement of the independent registered public accounting firm;

  •
  reviews and approves the scope of the annual audit and the audit fee;

  •
  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

  •
  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

  •
  reviews our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

  •
  reviews our critical accounting policies and estimates;

  •
  is responsible for investigating any reports received by our ethics helpline; and

  •
  reviews, at least annually, the audit committee charter and the committee's performance.

The members of our audit committee are Messrs. Agrawal and Lane and Ms. Bradley. Our board of directors has determined that each of Messrs. Agrawal and Lane and Ms. Bradley is an independent director under NYSE rules and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that Ms. Bradley is an "audit committee financial expert" as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NYSE rules and regulations.

Compensation Committee

        The compensation committee's responsibilities include:

  •
  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives and, based upon this evaluation (either alone or, if directed by our board of directors, in conjunction with a majority of the independent directors on our board of directors), setting the Chief Executive Officer's compensation;

  •
  reviewing and setting or recommending to our board of directors the compensation of our executive officers other than the Chief Executive Officer;

  •
  reviewing and recommending to our board of directors regarding director compensation;

  •
  reviewing and approving or recommending to our board of directors regarding our incentive compensation and equity-based plans and arrangements; preparing the Compensation Committee report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K and, to the extent we are required to include a Compensation Discussion and Analysis, or CD&A, in our annual proxy statement or annual report on Form 10-K, review and discuss the CD&A with our management and consider whether to recommend to our board of directors that the CD&A be included in the appropriate filing;

  •
  reporting regularly to our board of directors regarding its activities; and

  •
  reviewing and evaluating, at least annually, the performance of the compensation committee and its members, and periodically reviewing and reassessing its charter.

The members of our compensation committee are Messrs. Finkelstein, Gamgort, Kumin and Rodrigues. Each of these individuals is independent under the applicable rules and regulations of the NYSE, is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become board members;

  •
  recommending to our board the persons to be nominated for election as directors and to each of our board's committees;

  •
  reviewing and making recommendations to our board with respect to management succession planning;

  •
  developing and recommending to our board a set of corporate governance guidelines and principles; and

  •
  overseeing the evaluation of our board and its various committees.

        The members of our nominating and corporate governance committee are Ms. Bradley and Mr. Kumin. Each of these individuals is an independent director under the applicable rules and regulations of the NYSE relating to nominating and corporate governance committee independence.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

        Our board met eleven times and our audit committee met six times during the 2014 fiscal year. These figures include meetings of the board of managers of Wayfair LLC and the audit committee of the board of managers of Wayfair LLC prior to the Corporate Reorganization, as described under the heading "Certain Relationships and Related Party Transactions—Corporate Reorganization". The compensation committee and the nominating and corporate governance committee were formed in connection with our initial public offering in October 2014 and did not meet during the 2014 fiscal year. Each director attended 75% or more of the aggregate number of meetings of the board and of the committees on which he or she served, held during the portion of the 2014 fiscal year for which he or she was a director or committee member. We have encouraged all of our directors and nominees for director to attend our first annual meeting of stockholders as a public company; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

        Stockholders and other interested parties may communicate with the board, or any individual member of the board, at the following address:

    Wayfair Inc.
    4 Copley Place, 7th Floor
    Boston, MA 02116
    Attention: Secretary

        Communications must state the number of shares owned by the person making the communication, if any. Our Secretary will review and forward such communication to all of the members of the board or to the individual director(s) to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, our Secretary may disregard the communication in her discretion.

Compensation Committee Interlocks and Insider Participation

        The members of our compensation committee are Alex Finkelstein, Robert Gamgort, Michael Kumin and Romero Rodrigues. No member of our compensation committee during our last fiscal year is or has been a current or former officer or employee of Wayfair Inc. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during our last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Corporate Reorganization

        On October 1, 2014, we completed an internal restructuring in connection with our initial public offering, which we refer to as our Corporate Reorganization, pursuant to which Wayfair LLC, our then operating entity, became a wholly-owned subsidiary of Wayfair Inc., our newly formed publicly-traded entity, and the holders of equity interests in Wayfair LLC became stockholders of Wayfair Inc. Related party transactions described below that occurred prior to the Corporate Reorganization involved Wayfair LLC, which is now a wholly-owned subsidiary of Wayfair Inc.

Issuance of Preferred Stock

        In March 2014, we issued an aggregate of 5,995,133 shares of Series B preferred stock to 23 accredited investors at a price per share of $26.2261 for aggregate gross consideration of approximately $157.2 million. In 2014, we used approximately $29.0 million of these proceeds to repurchase equity securities as described below under the section titled "—Repurchases of Stock." Julie Bradley, a member of our board of directors, purchased 76,260 shares of Series B preferred stock in this transaction for an aggregate purchase price of approximately $2.0 million.

Series A Distributions

        In March 2014, we distributed a portion of an accrued cash dividend to our Series A preferred stockholders in the aggregate amount of $15.0 million. The following table sets forth the cash distributions made to each of our executive officers, directors, and holders of more than 5% of our voting securities in March 2014:

Name	Cash Distribution
Entities affiliated with Battery Ventures(1)	$3,055,358
Steven Conine(2)	$298,084
Entities affiliated with Great Hill Partners(3)	$5,674,236
Entities affiliates with HarbourVest Partners(4)	$3,491,839
Niraj Shah(2)	$298,084

(1)
Consists of (a) $3,025,111 distributed to Battery Ventures IX (AIV I), L.P. and (b) $30,247 distributed to Battery Investment Partners IX, LLC. Neeraj Agrawal, a managing member of Battery Partners IX (AIV I), LLC and Battery Partners IX, LLC and an officer of Battery Management Corp, is a member of our board of directors.

(2)
Messrs. Conine and Shah are members of our board of directors and our executive officers and also holders of more than 5% of our voting securities.

(3)
Consists of (a) $5,658,803 distributed to Great Hill Equity Partners IV, L.P. (through a wholly-owned entity, CSN Great Hill, Inc.) and (b) $15,433 distributed to Great Hill

  Investors, LLC. Michael Kumin, a manager of GHP IV, LLC and Great Hill Investors, LLC, is a member of our board of directors.

(4)
Consists of (a) $2,618,879 distributed to HarbourVest CSN LLC and (b) $872,960 distributed to HarbourVest/NYSTRS Co- invest Fund L.P. Ian Lane, a Managing Director of HarbourVest Partners, LLC, is a member of our board of directors.

        In October 2014, we distributed the remaining portion of the accrued cash dividend to our Series A preferred stockholders in the aggregate amount of approximately $24.5 million. The following table sets forth the cash distributions made to each of our executive officers, directors, and holders of more than 5% of our voting securities in October 2014:

Name	Cash Distribution
Entities affiliated with Battery Ventures(1)	$5,133,360
Steven Conine(2)	$158,006
Entities affiliated with Great Hill Partners(3)	$9,533,384
Entities affiliates with HarbourVest Partners(4)	$5,866,699
Niraj Shah(2)	$158,006

(1)
Consists of (a) $5,082,540 distributed to Battery Ventures IX (AIV I), L.P. and (b) $50,820 distributed to Battery Investment Partners IX, LLC. Neeraj Agrawal, a managing member of Battery Partners IX (AIV I), LLC and Battery Partners IX, LLC and an officer of Battery Management Corp, is a member of our board of directors.

(2)
Messrs. Conine and Shah are members of our board of directors and our executive officers and also holders of more than 5% of our voting securities.

(3)
Consists of (a) $9,507,453 distributed to Great Hill Equity Partners IV, L.P. (through a wholly-owned entity, CSN Great Hill, Inc.) and (b) $25,931 distributed to Great Hill Investors, LLC. Michael Kumin, a manager of GHP IV, LLC and Great Hill Investors, LLC, is a member of our board of directors.

(4)
Consists of (a) $2,933,349 distributed to HarbourVest Partners 2007 Direct Fund L.P. (b) $1,466,675 distributed to HarbourVest/NYSTRS Co- invest Fund L.P. and (c) 1,466,675 distributed to HarbourVest Partners VII—Venture Fund LP. Ian Lane, a Managing Director of HarbourVest Partners, LLC, is a member of our board of directors.

Repurchases of Stock

        In April 2014, we repurchased equity securities convertible or exercisable into 211,785 shares of common stock for an aggregate purchase price of approximately $5.5 million. The following table sets forth the equity we repurchased from our executive officers:

Name	Shares Repurchased	Total Purchase Price
Edmond Macri	30,000	$786,783
Nicholas Malone	17,500	$458,957
Stephen Oblak	6,000	$157,357
James Savarese	10,000	$262,261

        In April 2014, we also repurchased 896,052 shares of common stock from SK Retail, Inc., which, prior to the Corporate Reorganization, was a holder of more than 5% of our voting securities, for an aggregate purchase price of approximately $23.5 million. Messrs. Conine and Shah, members of our board of directors and our executive officers, were the owners of SK Retail, Inc. at such time and are currently holders of more than 5% of our voting securities.

Reimbursements

        SK Retail, Inc., which became one of our wholly-owned subsidiaries in connection with the Corporate Reorganization, has incurred certain of our general and administrative expenses. In 2014, the sole purpose of SK Retail, Inc. was to provide reimbursable management services to Wayfair LLC and, prior to the Corporate Reorganization, own equity interests in Wayfair LLC. For the period commencing January 1, 2014 through the date of the Corporate Reorganization, we reimbursed SK Retail, Inc. approximately $8.9 million for the payments it made on our behalf to approximately 55 of our employees for salary and benefits and certain overhead costs. Messrs. Conine and Shah, members of our board of directors and our executive officers, were the owners of SK Retail, Inc., a holder of more than 5% of our voting securities before the Corporate Reorganization, and are holders of more than 5% of our voting securities following the Corporate Reorganization. SK Retail, Inc. made no payments to Messrs. Conine and Shah other than for their salaries of $80,000 each and benefits.

Agreements with Stockholders

  Investors' Rights Agreement

        We entered into an investors' rights agreement with holders of our preferred stock, including some of our holders of more than 5% of our voting securities and their affiliates, effective upon the Corporate Reorganization. The investors' rights agreement provides that (i) certain holders of our preferred stock have the right to demand that we file a registration statement, subject to certain limitations, and (ii) the holders of our preferred stock will have the right to request that their shares be covered by a registration statement that we are otherwise filing.

  Right of First Refusal and Co-Sale Agreement

        Wayfair LLC entered into a second amended and restated right of first refusal and co-sale agreement, dated as of March 5, 2014, with certain holders of our preferred stock and certain holders of our common stock, including some of our directors, executive officers and holders of more than 5% of our voting securities and their affiliates, pursuant to which such holders of preferred stock had a right of purchase and co-sale in respect of sales of securities by our founders and common stockholders party to the agreement. This agreement terminated upon the closing of our initial public offering in October 2014.

  Voting Agreement

        Wayfair LLC entered into a second amended and restated voting agreement, dated as of March 5, 2014, with certain holders of our preferred stock and certain holders of our common stock, including some of our directors, executive officers and holders of more than 5% of our voting securities and their affiliates, pursuant to which each of the parties thereto agreed to vote all of the shares of our capital stock they held in the manner described therein with respect to the size and composition of our board of directors and acquisitions of the Company, subject to certain specified exceptions. This agreement terminated upon the closing of our initial public offering in October 2014.

Indemnification Agreements

        Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law, and we have entered or intend to enter into indemnification agreements with all of our directors and executive officers.

Executive Compensation and Employment Arrangements

        For a description of the compensation arrangements we have with our executive officers, please read the section titled "Executive Compensation, Discussion and Analysis."

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Wayfair (including any of its subsidiaries) was, is or will be, a participant, the amount involved exceeds $120,000 in any one fiscal year, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related party," had, has or will have a direct or indirect material interest.

        If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related party transaction," the related party will be required to report the proposed related party transaction to our general counsel. The policy will call for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance approval of a related party transaction requiring the audit committee's approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the audit committee subject to ratification of the transaction by the audit committee at the committee's next regularly scheduled meeting. If the transaction is not so ratified, the policy will require management to make all reasonable efforts to cancel or annul such transaction. Any related party transactions that are ongoing in nature will be reviewed annually.

        A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related party's interest in the transaction. In reviewing and approving any such transactions, the audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related party's interest in the transaction.

        Several of the transactions described in this section occurred prior to the adoption of the policy.

EXECUTIVE OFFICERS

        The following table sets forth our executive officers and their respective ages and positions with us as of the Record Date:

Name	Age	Position(s)
Niraj Shah	41	Co-Founder, Chief Executive Officer, Director (Co-Chairman)
Steven Conine	42	Co-Founder, Chief Technology Officer, Director (Co-Chairman)
Michael Fleisher	50	Chief Financial Officer
Edmond Macri	43	Senior Vice President, Marketing and Analytics
Nicholas Malone	50	Chief Administrative Officer
John Mulliken	42	Senior Vice President, Strategic Initiatives
Stephen Oblak	41	Senior Vice President, General Manager, Wayfair.com
James Savarese	49	Chief Operating Officer

        Niraj Shah is our co-founder and has served as our Chief Executive Officer and a director since 2002. Prior to founding Wayfair, Mr. Shah served as Chief Executive Officer for Simplify Mobile Corporation, an enterprise software company he co-founded in 2001, and Entrepreneur- in-Residence at Greylock Partners, a venture capital firm, in 2001. Mr. Shah served in various roles at iXL Enterprises, Inc., including as Chief Operating Officer and a director, from 1998 to 2000, and as Chief Executive Officer of Spinners Incorporated, an IT consulting company he co-founded, from 1995 to 1998. Mr. Shah received a B.S. from Cornell University. We believe Mr. Shah is qualified to serve on our board of directors due to the leadership and operational experience he brings as our Chief Executive Officer, as well as the vision and continuity he brings as our co-founder.

        Steven Conine is our co-founder and has served as our Chief Technology Officer and a director since 2002. Prior to founding Wayfair, Mr. Conine served as Chief Technology officer for Simplify Mobile Corporation, an enterprise software company he co-founded in 2001, Chief Operating Officer for the London office of iXL Enterprises, Inc. from 1999 to 2000, and Chief Technology Officer of Spinners Incorporated, an IT consulting company he co-founded, from 1995 to 1998. Mr. Conine received a B.S. from Cornell University. We believe Mr. Conine is qualified to serve on our board of directors due to the technological and operational experience he brings as our Chief Technology Officer, as well as the vision and continuity he brings as our co-founder.

        Michael Fleisher has served as our Chief Financial Officer since October 2013. Prior to joining Wayfair, Mr. Fleisher served at Warner Music Group as the Vice Chairman, Strategy and Operations from 2008 to 2011 and also served as Executive Vice President and Chief Financial Officer from 2005 to 2008. Mr. Fleisher's responsibilities for Warner Music Group included overseeing its global corporate strategy and operations. He was previously the Chief Executive Officer of Gartner, Inc. from 1999 to 2005 and its Chairman from 2001 to 2005. Mr. Fleisher serves on the board of directors of Vistage International. Mr. Fleisher received a B.S. from the University of Pennsylvania's Wharton School of Business.

        Edmond Macri has served as our Senior Vice President, Marketing and Analytics since March 2013 and previously served as our Vice President, Marketing and Business Intelligence from March 2009 to March 2013 and our Director, Business Intelligence from March 2007 to March 2009. Prior to joining Wayfair, Mr. Macri served as Product Marketing Manager at Emptoris, Inc. from 2005 to 2007, Marketing Manager at DigitasLBi from 2001 to 2005 and as a Software Product Manager and Programmer and Analyst at Bain & Company from 1994 to 1999. Mr. Macri received a B.A. from Dartmouth College and an M.B.A from the Massachusetts Institute of Technology's Sloan School of Management.

        Nicholas Malone has served as our Chief Administrative Officer since October 2013 and previously served as our Chief Financial Officer from August 2005 to October 2013. Prior to joining Wayfair,

Mr. Malone served as Director of Finance for Siemens Information Systems Ltd. from 2003 to 2005, Vice President of Finance for Mercator Software, Inc. from 2001 to 2003 and Vice President of Finance and Assistant Treasurer for Enhance Financial Services Group (now known as Radian Group Inc.) from 1993 to 1998. He received a B.S.B.A. from American University's Kogod School of Business and an M.B.A from Fordham University.

        John Mulliken has served as our Senior Vice President, Strategic Initiatives since July 2013 and previously as our Vice President, Strategic Initiatives from February 2010 to June 2013. Mr. Mulliken launched Joss & Main, our online flash sales site, and Birch Lane, our newest brand. Prior to joining Wayfair, he served at Boston Consulting Group as a Principal, Project Leader and Consultant from 2004 to 2010. Mr. Mulliken's responsibilities for Boston Consulting Group included leading the multi-channel retail group and serving on the leadership team of the Global Center for Consumer Insight. Mr. Mulliken received a B.A. from Reed College and an M.B.A. from the London Business School.

        Stephen Oblak has served as our Senior Vice President, General Manager of Wayfair.com since March 2014 and previously as our Vice President, Category Management from July 2011 to March 2014 and as our Director, Category Management from October 2009 to July 2011. Prior to joining Wayfair, Mr. Oblak served as Vice President of River West Brands, a brand acquisition and enterprise development company focused on acquiring and re-commercializing dormant consumer brands, from 2007 to 2009. Mr. Oblak's responsibilities for River West Brands included conducting strategic due diligence on brand investment opportunities in the beverage, personal care and entertainment categories. He previously served as Senior Director of the Strategy Consulting Group of FutureBrand Worldwide from 2003 to 2007, as a consultant to Peppers & Rogers Group from 2002 to 2003 and as a Senior Manager of the International Financial Services practice of the Corporate Executive Board from 1995 to 1999. He received a B.A. from Hamilton College and an M.B.A. from Northwestern University's Kellogg School of Management.

        James Savarese has served as our Chief Operating Officer since February 2014 and previously as our Senior Vice President, Operations from September 2008 to February 2014. Prior to joining Wayfair, Mr. Savarese served as a founding member and Senior Vice President, Products & Services of ArrowStream, Inc. from 2001 to 2008, as a Global Client Partner at iXL Enterprises, Inc. from 1999 to 2001 and as a Senior Manager at Deloitte Consulting from 1993 to 1999. He received a B.A. from Dartmouth College and an M.B.A. from the University of Chicago's Booth School of Business.

 EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        This Executive Compensation Discussion and Analysis provides an overview and analysis of the elements of our compensation program for our named executive officers identified below, the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Executive Compensation Discussion and Analysis and the material factors considered in making those decisions. As a company dedicated to a pay-for-performance culture, we intend to provide our named executive officers with compensation that is significantly performance-based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success. We believe that the key to our success is the long term stockholder value that is created by our employees. Our compensation philosophy is weighted towards providing equity awards, and we believe that focusing on long-term equity incentive awards will allow us to achieve our goals. For example, we provide each of our employees, including our named executive officers, with an equity award upon hire, which we believe motivates the employee to think of themselves as an owner of the Company and that, as an owner, their respective decisions will make a difference to stockholder value.

        Compensation for our named executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.
Annual cash bonus	To reward individual contributions to the achievement of the Company's performance objectives.
Upfront equity awards and discretionary long-term equity incentive awards

To emphasize our long-term performance objectives, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of our common stock.

Retirement savings (401(k))	To provide an opportunity for tax-efficient savings and long-term financial security.

        The compensation committee has primary authority to determine and approve compensation decisions with respect to our named executive officers. In alignment with the objectives set forth above, the compensation committee, upon recommendations from our Chief Executive Officer and Chief Technology Officer, or Co-Founders, regarding the compensation of all the named executive officers excluding themselves, determines overall compensation and its allocation among the elements described above, in reliance upon the judgment and general industry knowledge of its members obtained through years of service with comparably-sized companies in our and similar industries.

  Our Named Executive Officers

        For the year ended December 31, 2014, our named executive officers, or NEOs, are:

  •
  Niraj Shah, Co-Founder, Chief Executive Officer, Director (Co-Chairman)

  •
  Steven Conine, Co-Founder, Chief Technology Officer, Director (Co-Chairman)

  •
  Michael Fleisher, Chief Financial Officer

  •
  Nicholas Malone, Chief Administrative Officer

  •
  John Mulliken, Senior Vice President, Strategic Initiatives, and

  •
  Stephen Oblak, Senior Vice President, General Manager, Wayfair.com.

        Our compensation decisions for the NEOs in 2014 are discussed below in relation to each of the above-described elements of our compensation program. The discussion below is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Executive Compensation Discussion and Analysis.

Compensation Overview

        Our overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of an executive's compensation opportunity will be related to factors that directly and indirectly influence stockholder value. Our pay practices are focused on providing our executives with a significant amount of their compensation in the form of upfront equity grants, which we believe attracts and retains the highest caliber employees and aligns our employees' long-term interests with our stockholders' interests. In addition, a NEO's compensation may include additional equity grants based on performance or promotions. Our NEOs, who are all employed on an at-will basis, receive limited perquisites and, except for our Co-Founders who currently do not receive bonuses, moderate annual cash bonuses based on personal performance, rather than short-term corporate goals. We offer a qualified 401(k) retirement plan with employer matching, but do not offer nonqualified deferred compensation plans, supplemental executive retirement plan benefits or formal cash severance programs.

  Determination of Compensation

        The compensation committee has the primary authority to help determine and approve compensation paid to our NEOs. The compensation committee is charged with, among other things, reviewing compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs' level of expertise and experience in their respective positions. In furtherance of the considerations described above, the compensation committee is primarily responsible for determining base salary, assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period and approving the equity awards and cash bonuses to be paid to our Chief Executive Officer and other NEOs for each year. To aid the compensation committee in making its determinations, the Co-Founders provide recommendations at least annually to the compensation committee regarding the compensation of all NEOs, excluding themselves and the NEOs' managers provide individual performance assessments that are used in determining awards under our annual cash incentive program. The performance of our NEOs is reviewed at least annually by the compensation committee, and the compensation committee approves each NEO's compensation at least annually.

        In determining compensation for our NEOs, the compensation committee considers each NEO's particular position and responsibility and relies upon the judgment and industry experience of its members, including their knowledge of competitive compensation levels in our industry. We believe that base salaries should be competitive with salaries for executive officers in similar positions and with similar responsibilities in our marketplace. Neither we nor the compensation committee used a compensation consultant to determine NEO compensation in 2014 or benchmarked the compensation for our NEOS against the compensation of our peers.

Elements of our Executive Compensation Program

  Base Compensation for 2014

        Our base salary is designed to recognize the duties and responsibilities of each executive office and the experience, knowledge, ability and skill of the NEO that holds each such position. However, the Co-Founders elected to reduce their base salaries to $80,000 for 2014 from $480,000 in 2013. Otherwise the base salaries of our NEOs did not change from 2013 to 2014, because our goal was to weigh compensation towards providing equity awards to ensure that a significant portion of an NEOs' compensation opportunity is related to factors that directly and indirectly influence stockholder value. The compensation committee believes that base salaries are an important component of our executive compensation program and are critical in attracting and retaining executive talent. The compensation committee reviews base salaries of our NEOs in the first quarter of each year, which is the same cycle on which annual base salaries are generally reviewed for other employees generally. In setting annual base salaries, the compensation committee takes into consideration the recommendations of our Co-Founders, our company-wide target for base salary increases for all employees, their knowledge of market and competitive salary information, inflation, changes in the scope of an executive officer's job responsibilities, and other components of compensation and other relevant factors. The base salaries for our NEOs for 2014 are set forth in the following table:

Name and Principal Position	Base Salary ($)
Niraj Shah, Co-Founder, Chief Executive Officer, Director (Co-Chairman)	$80,000
Steven Conine, Co-Founder, Chief Technology Officer, Director (Co-Chairman)	$80,000
Michael Fleisher, Chief Financial Officer	$350,000
Nicholas Malone, Chief Administrative Officer	$265,000
John Mulliken, Senior Vice President, Strategic Initiatives	$265,000
Stephen Oblak, Senior Vice President, General Manager, Wayfair.com	$235,000

  Annual Cash Bonuses

        Messrs. Fleisher, Malone, Mulliken and Oblak are eligible to participate in a discretionary cash incentive program which provides the opportunity to earn a cash bonus award that ranges from 0 to 25% of base salary. The award is based on the assessment by each participant's manager of his individual performance. In consideration of their leadership of the Company's finance, human resources and legal functions and their services related to the Company's initial public offering, each of Messrs. Fleisher and Malone received a cash bonus award of 25% of his base salary. Mr. Mulliken received a cash bonus award of 25% of his base salary in consideration of his performance in directing many of the Company's strategic initiatives, including his role leading Wayfair's international business. Mr. Oblak also received a cash bonus award of 25% of his base salary in consideration of his successful management of Wayfair.com, the Company's largest brand.

  Equity Awards

        A large portion of our NEOs' total compensation is stock-based compensation in order to tie compensation with long-term stockholder value. As such, named executive officers receive sizable equity awards at the time of hire, additional awards at the time of a promotion, and are eligible to receive periodic awards at other times at the discretion of our compensation committee. These awards generally vest over a period of 5 years in order to ensure continued employment and to align our NEOs' interests with the long-term interests of our stockholders. Equity awards held by our NEOs may accelerate as a result of termination of employment in connection with a change in control, as discussed below under the heading "Employment and Change in Control Arrangements". NEOs do not necessarily receive equity awards on an annual basis. Therefore, a NEO's compensation may fluctuate materially from year to year depending on whether a grant was made in a particular year. Since 2011, we have issued Restricted Stock Units, or RSUs, as our stock-based compensation vehicle. We believe RSUs tie our NEOs' long-term interests with our stockholders' interests and help efficiently manage overall stockholder dilution from stock awards. RSU grant amounts and vesting for NEOs, whether for new hires or in respect of subsequent grants, are established by the compensation committee after receiving recommendations from our Co-Founders.

        In April 2014, each of Messrs. Malone and Oblak received an RSU grant for 30,000 shares in connection with his promotion to Senior Vice President. The RSUs vest over a period of five years, with 20% of the RSUs vesting on the first anniversary of the grant date and an additional 1/60th of the original number of RSUs vesting in monthly installments thereafter, subject to the NEO's continued employment on each applicable vesting date and potential accelerated vesting as discussed below under the heading "Employment and Change in Control Arrangements." For more information on these awards, see the "Grants of Plan-Based Awards in 2014" table below.

  Defined Contribution Plans

        We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code (the "Code"), which we refer to as the 401(k) Plan. The 401(k) Plan permits our eligible salaried employees to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan, including flexible compensation contributions, Roth contributions, catch-up contributions and after-tax contributions.

        We provide matching contributions to the 401(k) Plan in an amount equal to 100% of each participant's pre-tax contribution up to a maximum of 4% of the participant's annual eligible salary, subject to certain other limits. In 2014, we made a company contribution to the 401(k) Plan in an amount equal to approximately $2.4 million. Participants are 100% vested in all contributions, including company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our salaried employees, including NEOs.

        The compensation committee believes that matching and company contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.

  Employment and Change in Control Arrangements

  Employment Agreements

        We have entered into employment agreements with certain of our NEOs, the material terms of which are described below.

        Messrs. Shah and Conine:    We entered into amended and restated employment letter agreements with Messrs. Shah and Conine on May 6, 2014, which entitled each of Messrs. Shah and Conine to receive an annual base salary, subject to periodic increases (but not decreases) at the discretion of the board of directors. In 2013, base salary for each of Messrs. Shah and Conine was $480,000. For 2014, each base salary was reduced to $80,000 at the request of Messrs. Shah and Conine. The letter agreements also entitle them to participate in the employee benefit plans and programs that we offer to our other full-time employees. Messrs. Shah's and Conine's employment letter agreements contain restrictive covenants which prohibit them from competing with us or soliciting our employees, consultants or suppliers for twenty-four months following termination of employment. Pursuant to Messrs. Shah's and Conine's employment letter agreements, if we terminate their employment without cause (as defined in the employment letter agreements) or if they resign for good reason (as defined in the employment letter agreements) they will receive healthcare benefit continuation until the earlier of (i) the last day of the applicable COBRA period and (ii) twenty-four months following termination. In addition, pursuant to the terms of their RSU award grants, in the event Messrs. Shah or Conine is terminated for any reason other than for cause within twelve months following a change in control, 50% of their unvested RSUs will vest.

        Mr. Fleisher:    We entered into an employment letter agreement with Mr. Fleisher on October 2, 2013, which was amended on May 5, 2014 and which entitles him to an initial annual base salary of $350,000, subject to periodic review and adjustment. The employment letter agreement also provides Mr. Fleisher with an annual bonus between 0-20% of his annual salary under our annual cash incentive program and the opportunity to participate in the employee benefit plans and programs that we offer to our other full-time employees. For 2014, the annual bonus Mr. Fleisher was eligible to receive under our annual cash incentive program ranged between 0 to 25% of his annual salary. Mr. Fleisher's employment letter agreement also contains a provision requiring him to sign the Company's non-compete, non-solicitation, non-disclosure and invention agreement designed for all employees, which agreement generally provides that he will not disclose confidential information of the Company nor solicit any employee, contractor, customer or supplier of the Company. In 2014, we memorialized Mr. Fleisher's right to receive reimbursement for his commuting-related expenses, which includes a gross-up for applicable taxes.

        Mr. Mulliken:    We entered into an employment letter with Mr. Mulliken on July 24, 2014 in connection with his assignment to work in Europe, which entitles Mr. Mulliken to receive an annual base salary of $265,000, subject to periodic review and adjustment. The employment letter also provides Mr. Mulliken with an annual bonus under our annual cash incentive program and the opportunity to participate in the employee benefit plans and programs that we offer to our other full-time employees. For 2014, the annual bonus Mr. Mulliken was eligible to receive ranged between 0 to 25% of his annual salary. In connection with his assignment to Europe, Mr. Mulliken is also entitled to tax equalization benefits related to his compensation earned abroad, payment of costs for preparation of his tax returns, and reimbursement for transportation and moving expenses. In consideration for Mr. Mulliken's continuing his assignment to Europe, we amended his employment letter effective April 1, 2015. Pursuant to this amendment, Mr. Mulliken is entitled to reimbursement for certain personal travel expense, payment to cover moving and relocation expenses related to his expected return to the United States upon completion of his assignment abroad, and payment for private school tuition and fees of Mr. Mulliken's children. Additionally, as part of this amendment and in consideration for Mr. Mulliken continuing his overseas assignment we agreed to pay Mr. Mulliken an additional $100,000, prorated and payable monthly for a period of one year commencing in July 2015, which shall be payable on the same schedule even if we terminate or reassign Mr. Mulliken.

        Certain of the compensation set forth above must be repaid to Wayfair in the event Mr. Mulliken leaves Wayfair voluntarily or is terminated for cause prior to the completion of his overseas assignment. Mr. Mulliken previously signed the Company's standard non-compete, non-solicitation, non-disclosure and invention agreement designed for all employees, which agreement generally provides that he will not disclose confidential information of the Company nor solicit any employee, contractor, customer or supplier of the Company.

  Restricted Stock Unit Vesting

        The award agreements governing the NEOs' outstanding RSU awards provide that, in the event an NEO is terminated for any reason other than cause (excluding a resignation by the NEO or a termination as a result of the NEO's death or disability) within twelve (12) months following a change in control, with respect to Messrs. Shah, Conine, Mulliken and Oblak, 50% of the NEO's unvested RSUs will vest and, with respect to Messrs. Fleisher and Malone, 100% of the NEO's unvested RSUs will vest.

  Other Elements of Compensation and Perquisites

        We maintain broad-based benefits that are provided to all employees, including our NEOs. These benefits include a 401(k) retirement savings plan with matching contributions, a group health plan, group term life insurance and wellness programs. The compensation received by our NEOs with respect to these benefits is included in the Summary Compensation Table below. For more information about our 401(k) plan, see the discussion above under the heading "—Defined Contribution Plans." We also provide certain of our NEOs with certain personal benefits and perquisites, including commuting-related expense reimbursement for Mr. Fleisher and benefits related to Mr. Mulliken's international assignment to Europe, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. For more information regarding these benefits provided to Messrs. Fleisher and Mulliken, see the discussion above under the heading "—Employment Agreements."

Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Niraj Shah,	2014	80,000		—	—	2,533	82,533
Co-Founder, Chief Executive Officer, Director (Co-Chairman)	2013	480,000		—	3,130,500	11,000	3,621,500
Steven Conine,	2014	80,000		—	—	2,533	82,533
Co-Founder, Chief Technology Officer, Director (Co-Chairman)	2013	480,000		—	3,130,500	11,000	3,621,500
Michael Fleisher,	2014	350,000		87,500	—	118,047	555,547
Chief Financial Officer	2013	69,271	(1)	10,938	11,854,160	20,491	11,954,860
Nicholas Malone,	2014	265,000		66,250	741,900	9,958	1,083,108
Chief Administrative Officer
John Mulliken,	2014	265,000		66,250	—	190,051	521,301
Senior Vice President, Strategic Initiatives
Stephen Oblak,	2014	235,000		58,750	741,900	7,519	1,043,169
Senior Vice President, General Manager, Wayfair.com

(1)
Mr. Fleisher joined the Company in October 2013, and his 2013 salary reflects the pro-rata amount based on a $350,000 annual base salary.

(2)
Represents the discretionary cash bonuses paid to our NEOs under our annual cash incentive plan for such year, paid in the subsequent year. For additional information, see "Annual Cash Bonuses" above.

(3)
Represent the aggregate fair value on the grant date of restricted stock units granted to our NEOs in 2014, without regard to forfeitures, calculated in accordance with FASB ASC Topic 718.

(4)
For Messrs. Shah, Conine, Malone and Oblak, represent employer contributions under our 401(k) Plan during 2014. For Mr. Fleisher, represents commuting-related expense reimbursement. For Mr. Mulliken, represents $10,054 in employer contributions under our 401(k) Plan during 2014, $20,500 in relocation reimbursements during 2014, $80,692 in tuition reimbursements during 2014 and $78,804 in tax equalization benefits related to his international assignment to Europe during 2014.

Grants of Plan-Based Awards in 2014

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(1)
Niraj Shah	—	—	—
Steven Conine	—	—	—
Michael Fleisher	—	—	—
Nicholas Malone	4/8/2014	30,000	741,900
John Mulliken	—	—	—
Stephen Oblak	4/8/2014	30,000	741,900

(1)
Represent the aggregate fair value on the grant date of restricted stock units granted in 2014, without regard to forfeitures, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2014

        The following table provides information regarding the restricted stock and RSUs held by the NEOs as of December 31, 2014.

		Stock Awards
Name	Vesting Commencement Date	Number of Shares or Units of Stock that have not Vested (#)(1)		Market Value of Shares or Units of Stock that have not Vested ($)(2)
Niraj Shah	10/15/13	115,001		2,282,770
Steven Conine	10/15/13	115,001		2,282,770
Michael Fleisher	10/21/13	435,467		8,644,020
Nicholas Malone	3/15/10	10,456	*	207,552	*
	6/21/11	12,547		249,058
	3/15/13	48,751		967,707
	10/15/13	57,501		1,141,395
	3/1/14	30,000		595,500
John Mulliken	3/15/10	10,456	*	207,552	*
	6/21/11	12,547		249,058
	3/1/13	19,501		387,095
	3/15/13	78,001		1,548,320
Stephen Oblak	3/15/10	2,092	*	41,526	*
	6/21/11	2,510		49,824
	8/1/11	5,001		99,270
	8/1/12	26,667		529,340
	3/15/13	32,501		645,145
	3/1/14	30,000		595,500

*
Represents grant of restricted stock.

(1)
All restricted stock and RSUs vest over a five year period, with the first 20% of such shares vesting following twelve months of continued employment or service from the vesting commencement date, and the remaining shares vesting in equal monthly installments over the following forty-eight (48) months.

(2)
Amount shown is based on our closing stock price on December 31, 2014 of $19.85.

Stock Vested in 2014

        The following table provides information regarding the vesting of restricted stock and RSUs held by NEOs for the year ended December 31, 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Niraj Shah	34,999	885,403
Steven Conine	34,999	885,403
Michael Fleisher	132,533	3,817,898
Nicholas Malone	215,139	6,755,121
John Mulliken	258,922	8,314,213
Stephen Oblak	90,414	2,895,166

(1)
The number of shares acquired on vesting are the restricted stock and the gross number of RSUs that vested during the year ended December 31, 2014 and does not account for the shares underlying each RSU award that were withheld, but not issued, by us upon vesting in satisfaction of tax withholding obligations associated with the vesting. To determine the appropriate number of shares to be withheld by us from each NEO for each vesting event, the Company multiplies the NEO's taxable gain by the statutory tax rates in effect for such NEO then divides the applicable tax withholding amount by the closing stock price of our Class A common stock on the day prior to the vesting date to determine the appropriate number of RSUs to withhold.

(2)
The value realized upon vesting has been calculated by multiplying the gross number of shares acquired on vesting by the closing stock price of our Class A common stock on the day prior to the vesting date, which includes the value of the shares underlying each RSU award that were withheld, but not issued, by us upon vesting in satisfaction of tax withholding obligations associated with the vesting. Therefore, the amounts shown in this column do not represent the actual amounts paid to or realized by the NEO during fiscal 2014.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2014 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a))(1) (c)
Equity compensation plans(1) approved by security holders	4,991,277	$2.98	9,833,193
Equity compensation plans not approved by security holders	—	—	—
Total	4,991,277	$2.98	9,833,193

(1)
Consists of our Second Amended and Restated 2010 Incentive Plan and our 2014 Incentive Award Plan.

Pension and Nonqualified Deferred Compensation Plans

        Our NEOs do not participate in any pension or nonqualified deferred compensation plans and received no pension benefits or nonqualified deferred compensation during the year ended December 31, 2014.

Potential Payments upon Termination or Change in Control

        Certain of our NEOs have an employment agreement that provides for certain severance benefits upon termination of employment. See "Employment and Change in Control Arrangements" above for a description of these arrangements with our NEOs. In addition, pursuant to the terms of the award agreements governing their outstanding equity awards, our NEOs are entitled to accelerated vesting upon termination of their employment for any reason other than cause (excluding a resignation by the NEO or as a result of the NEO's death or disability) occurring within 12 months following a change in control. Assuming a hypothetical termination of employment effective as of December 31, 2014 by us without cause, by the executive for good reason or without cause within 12 months following a change in control, each of our NEOs would have received the following severance benefits:

Name	Payment Type	Termination without Cause/Resignation for Good Reason ($)	Termination without Cause following a Change in Control ($)
Niraj Shah	Benefit Continuation	18,504	18,504
	Equity Vesting	—	1,141,385
	Total	18,504	1,159,889
Steven Conine	Benefit Continuation	18,504	18,504
	Equity Vesting	—	1,141,385
	Total	18,504	1,159,889
Michael Fleisher	Equity Vesting	—	8,644,020
Nicholas Malone	Equity Vesting	—	3,161,212
John Mulliken	Equity Vesting	—	1,196,012
Steven Oblak	Equity Vesting	—	980,302

Compensation Risk

        The compensation committee has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Director Compensation

        Our officers, employees, consultants or advisors who also serve as directors do not receive additional compensation for their service as directors. Our directors, who are not our officers, employees, consultants or advisors, who we refer to as our non-employee directors receive RSUs, subject to a 3 year vesting period.

        The following table shows the compensation we paid to by our non-employee directors from January 1, 2014 through December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Neeraj Agrawal	—	—	—	—
Julie Bradley	—	—	—	—
Alex Finklestein	—	—	—	—
Robert Gamgort	—	—	—	—
Michael Kumin	—	—	—	—
Ian Lane	—	—	—	—
Romero Rodrigues	—	172,260	—	172,260

(1)
Represents the aggregate fair value on the grant date of restricted stock units granted in 2014, without regard to forfeitures, calculated in accordance with FASB ASC Topic 718.

        Julie Bradley and Robert Gamgort received stock awards on March 18, 2015 with a fair value on the grant date of $155,456 and $310,881 respectively.

        The following table shows the aggregate number of outstanding RSUs held by our non-employee directors as of December 31, 2014:

Name	RSUs (#)
Neeraj Agrawal	—
Julie Bradley	—
Alex Finklestein	—
Robert Gamgort	—
Michael Kumin	—
Ian Lane	—
Romero Rodrigues	5,940

Compensation Committee Report

        The compensation committee has reviewed and discussed the Executive Compensation Discussion and Analysis with the Company's management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Executive Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Wayfair Inc.:
Michael Kumin (Chair) Alex Finkelstein Robert Gamgort Romero Rodrigues

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of February 28, 2015, for:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our directors and executive officers as a group; and

  •
  each holder of more than 5% of our Class A common stock or Class B common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after February 28, 2015 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

        Our calculation of the percentage of beneficial ownership is based on 37,199,841 shares of our Class A common stock and 46,192,680 shares of our Class B common stock outstanding as of February 28, 2015. This table is based upon information supplied by our directors, executive officers and holders of more than 5% of our Class A common stock or Class B common stock and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, the address of all listed stockholders is c/o Wayfair Inc., 4 Copley Place, 7th Floor, Boston, MA 02116.

Shares beneficially owned
	Class A		Class B
					% Total Voting Power**
Name and address of beneficial owner	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Battery Ventures(1)	3,837,665	10.32	—	—	*
One Marina Park Drive, Suite 1100
Boston, MA 02210
Sarah Conine(2)	—	—	4,477,207	9.69	8.97
Entities affiliated with Great Hill Partners(3)	7,158,647	19.24	—	—	1.43
One Liberty Square
Boston, MA 02109
Entities affiliated with HarbourVest Partners(4)	4,413,282	11.86	—	—	*
One Financial Center, 44th Floor
Boston, MA 02111
Nikunj Shah(5)	—	—	4,477,207	9.69	8.97
Entities affiliated with Prudential Financial, Inc.(6)	2,497,918	6.71	—	—	*
751 Broad Street
Newark, NJ 07102
Entities affiliated with Spark Capital(7)	3,135,641	8.43	—	—	*
137 Newbury St, 8th Floor
Boston, MA 02116
Entities affiliated with T. Rowe Price Associates, Inc.(8)	2,407,598	6.47	—	—	*
100 E. Pratt Street
Baltimore, MD 21202
Entities affiliated with Wellington Management Group LLP(9)	2,403,923	6.46	—	—	*
280 Congress Street
Boston, MA 02210
Directors and Named Executive Officers:
Niraj Shah(10)	—	—	20,497,898	44.37	41.07
Steven Conine(11)	—	—	20,497,899	44.37	41.07
Michael Fleisher(12)	84,671	*	18,933	*	*
Nicholas Malone(13)	199,507	*	12,893	*	*
John Mulliken(14)	239,085	*	6,394	*	*
Steven Oblak(15)	72,585	*	10,612	*	*
Neeraj Agrawal(16)	3,837,665	10.32	—	—	*
Julie Bradley(17)	—	—	96,260	*	*
Alex Finkelstein(18)	3,135,641	8.43	—	—	*
Robert Gamgort	—	—	—	—	—
Michael Kumin(19)	7,158,647	19.24	—	—	1.43
Ian Lane(20)	4,413,282	11.86	—	—	*
Romero Rodrigues	—	—	—	—	—
All executive officers and directors as a group (15 persons)(21)	20,075,902	53.97	41,157,860	89.10	86.48

*
Represents beneficial ownership of less than 1% of the applicable class of our outstanding capital stock.

**
Represents the voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.

(1)
Consists of (a) 3,799,673 shares of Class A common stock held by Battery Ventures IX (AIV I), L.P. and (b) 37,992 shares of Class A common stock held by Battery Investment Partners IX, LLC. The sole general partner of Battery Ventures IX (AIV I), L.P. is Battery Partners IX (AIV I), LLC. The sole managing member of Battery Investment Partners IX, LLC is Battery Partners IX, LLC. Battery Partners IX (AIV I), LLC's and Battery Partners IX, LLC's investment advisor is Battery Management Corp., which we refer to together with Battery Partners IX (AIV I), LLC and Battery Partners IX, LLC as the Battery Companies. The managing members and officers of the Battery Companies who may be deemed to share voting and dispositive power with respect to the shares held by Battery Ventures IX (AIV I), L.P. and Battery Investment Partners IX, LLC are Neeraj Agrawal, Michael Brown, Thomas J. Crotty, Jesse Feldman, Richard D. Frisbie, Kenneth P. Lawler, Roger H. Lee, R. David Tabors and Scott R. Tobin. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)
Consists of (a) 1,625,858 shares of Class B common stock held by Steven K. Conine 2007 Irrevocable Trust and (b) 2,851,349 shares of Class B common stock held by Steven K. Conine Non Exempt Irrevocable Trust. The trustee of the Steven K. Conine 2007 Irrevocable Trust and the Steven K. Conine 2007 Non Exempt Irrevocable Trust is Sarah Conine, and she exercises voting and investment power over the shares held of record by the trusts.

(3)
Consists of (a) 7,139,176 shares of Class A common stock held by Great Hill Equity Partners IV, L.P., and (b) 19,471 shares of Class A common stock held by Great Hill Investors, LLC. Great Hill Partners GP IV, L.P. is the sole general partner of Great Hill Equity Partners IV, L.P. and GHP IV, LLC is the sole general partner of Great Hill Partners GP IV, L.P. GHP IV, LLC is controlled by Christopher S. Gaffney, John G. Hayes, Michael A. Kumin, Mark D. Taber and Matthew T. Vettel and, as such, they may be deemed to indirectly beneficially own the shares beneficially owned by Great Hill Equity Partners IV, L.P. Great Hill Investors, LLC is controlled by Christopher S. Gaffney, John G. Hayes, Michael A. Kumin, Mark D. Taber and Matthew T. Vettel and, as such, they may be deemed to indirectly beneficially own the shares beneficially owned by Great Hill Investors, LLC. Each of Messrs. Gaffney, Hayes, Kumin, Taber and Vettel disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)
Consists of (a) 1,103,321 shares of Class A common stock held by HarbourVest Partners VIII-Venture Fund, L.P., (b) 1,103,321 shares of Class A common stock held by HarbourVest/NYSTRS Co-invest Fund L.P. and (c) 2,206,640 shares of common stock held by HarbourVest Partners 2007 Direct Fund L.P. The general partner of HarbourVest Partners VIII-Venture Fund, L.P. is HarbourVest VIII-Venture Associates L.P., the general partner of HarbourVest VIII-Venture Associates L.P. is HarbourVest VIII-Venture Associates LLC and the managing member of HarbourVest VIII-Venture Associates LLC is HarbourVest Partners, LLC. The general partner of HarbourVest/NYSTRS Co-invest Fund L.P. is HIPEP VI Select Associates L.P., the general partner of HIPEP VI Select Associates L.P. is HIPEP VI Select Associates LLC and the managing member of HIPEP VI Select Associates LLC is HarbourVest Partners, LLC. The general partner of HarbourVest Partners 2007 Direct Fund L.P. is HarbourVest 2007 Direct Associates L.P., the general partner of HarbourVest 2007 Direct Associates L.P. is HarbourVest 2007 Direct Associates LLC and the managing member of HarbourVest 2007 Direct Associates LLC is HarbourVest Partners, LLC. The members of the investment committee of HarbourVest Partners, LLC consists of John M. Toomey, William A. Johnston, Gregory V. Stento, D. Brooks Zug and Kathleen M. Bacon and, as such, they may be deemed to indirectly beneficially own the common stock beneficially owned by HarbourVest Partners VIII-Venture Fund, L.P., HarbourVest/NYSTRS Co-invest Fund L.P. and HarbourVest Partners 2007 Direct Fund L.P. Each of HarbourVest Partners, LLC, Messrs. Toomey, Johnston, Stento and Zug and Ms. Bacon

  disclaims beneficial ownership of these shares except to the extent of its, his or her pecuniary interest therein.

(5)
Consists of (a) 1,625,858 shares of Class B common stock held by Niraj Shah 2007 Irrevocable Trust and (b) 2,851,349 shares of Class B common stock held by Niraj Shah 2007 Non Exempt Irrevocable Trust. The trustee of the Niraj Shah 2007 Irrevocable Trust and the Niraj Shah 2007 Non Exempt Irrevocable Trust is Nikunj Shah, and he exercises voting and investment power over the shares held of record by the trusts.

(6)
This information is based solely on information reported on a Schedule 13G filed on February 10, 2015 on behalf of Prudential Financial, Inc. and information reported on a Schedule 13G filed on February 10, 2015 on behalf of Jennison Associates LLC. Jennison Associates LLC is a subsidiary of Prudential Financial, Inc. According to the reports, (a) Prudential Financial, Inc. has sole voting power and sole dispositive power with respect to 88,711 shares, shared voting power with respect to 2,327,924 shares and shared dispositive power with respect to 2,409,207 shares and (b) Jennison Associates LLC has sole voting power with respect to 2,415,485 shares and shared dispositive power with respect to 2,496,786 shares.

(7)
Consists of (a) 3,104,911 shares Class A common stock held by Spark Capital III (AIV I), L.P. and with respect to which it is reported to have sole voting and dispositive power and (b) 30,730 shares of Class A common stock held by Spark Capital Founders' Fund III, L.P. and with respect to which it is reported to have sole voting and dispositive power. Spark Management Partners III (AIV I), LLC is the sole general partner of Spark Capital III (AIV I), L.P. Spark Management Partners III, LLC is the sole general partner of Spark Capital Founders' Fund III, L.P. Management Partners III. Todd Dagres, Paul Conway, Alexander Finkelstein, Moshe Koyfman, Santo Politi and Bijan Sabet (collectively, the "Managing Members") are the managing members of each of (i) Spark Management Partners III (AIV I), LLC and (ii) Spark Management Partners III, LLC. Spark Management Partners III (AIV I), LLC, Spark Management Partners III, LLC and the Managing Members may each be deemed to beneficially own these shares and have sole voting and dispositive power with respect to these shares, but each disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests therein.

(8)
This information is based solely on information reported on a Schedule 13G filed on February 17, 2015 on behalf of T. Rowe Price Associates, Inc. and (a) T. Rowe Price New Horizons Fund, Inc. According to the report, T. Rowe Price Associates, Inc. has sole voting power with respect to 286,957 shares and sole dispositive power with respect to 2,407,598 shares and (b) T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 2,052,471 shares and sole dispositive power with respect to zero shares.

(9)
This information is based solely on information reported on a Schedule 13G filed on February 12, 2015 on behalf of Wellington Management Group, LLP. According to the report, Wellington Management Group, LLP has shared voting power with respect to 2,111,132 shares and shared dispositive power with respect to 2,403,923 shares.

(10)
Consists of (a) 16,015,691 shares of Class B common stock held by Mr. Shah, (b) the shares described in Note 5 above, which are held by entities affiliated with Mr. Shah and (c) RSUs held by Mr. Shah that will convert into 5,000 shares of Class B common stock within 60 days of February 28, 2015. The trustee of the entities described in Note 5 above is Nikunj Shah, and he exercises voting and investment power over the shares held of record by the trusts.

(11)
Consists of (a) 16,015,692 shares of Class B common stock held by Mr. Conine, (b) the shares described in Note 2 above, which are held by entities affiliated with Mr. Conine and (c) RSUs held by Mr. Conine that will convert into 5,000 shares of Class B common stock within 60 days of February 28, 2015. The trustee of the entities described in Note 2 above is Sarah Conine, and she exercises voting and investment power over the shares held of record by the trusts.

(12)
Consists of (a) 84,671 shares of Class A common stock and (b) RSUs that will convert into 18,933 shares of Class B common stock within 60 days of February 28, 2015. The shares of Class B common stock will convert into shares of Class A common stock pursuant to Mr. Fleisher's standing election to convert all such shares automatically upon issuance.

(13)
Consists of (a) 199,507 shares of Class A common stock and (b) RSUs that will convert into 12,893 shares of Class B common stock within 60 days of February 28, 2015. The shares of Class B common stock will convert into shares of Class A common stock pursuant to Mr. Malone's standing election to convert all such shares automatically upon issuance.

(14)
Consists of (a) 239,085 shares of Class A common stock and (b) RSUs that will convert into 6,394 shares of Class B common stock within 60 days of February 28, 2015. The shares of Class B common stock will convert into shares of Class A common stock pursuant to Mr. Mulliken's standing election to convert all such shares automatically upon issuance.

(15)
Consists of (a) 72,585 shares of Class A common stock and (b) RSUs that will convert into 10,612 shares of Class B common stock within 60 days of February 28, 2015. The shares of Class B common stock will convert into shares of Class A common stock pursuant to Mr. Oblak's standing election to convert all such shares automatically upon issuance.

(16)
Consists of shares described in Note (1) above, which are held by entities affiliated with Battery Ventures. Mr. Agrawal is a managing member and officer of the Battery Companies.

(17)
Consists of 96,260 shares of Class B common stock.

(18)
Consists of shares described in Note (7) above, which are held by entities affiliated with Spark Capital. Mr. Finkelstein is a general partner of Spark Capital.

(19)
Consists of shares described in Note (3) above, which are held by entities affiliated with Great Hill Partners. Mr. Kumin is a manager of GHP IV, LLC and Great Hill Investors, LLC, and, as such, may be deemed to have beneficial ownership of these shares.

(20)
Consists of shares described in Note (4) above, which are held by entities affiliated with HarbourVest Partners, LLC. Mr. Lane is a Managing Director of HarbourVest Partners, LLC and, as such, may be deemed to have beneficial ownership of these shares.

(21)
Consists of (a) 20,075,902 shares of Class A common stock, (b) 41,092,057 shares of Class B common stock and (c) RSUs that will convert into 65,803 shares of Class B common stock within 60 days of February 28, 2015.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with, with the exception a Form 3 filed by the Company on behalf of Michael Fleisher that was received by the SEC one day after its due date.

 ADDITIONAL INFORMATION

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or Proxy Statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        Brokers with account holders who are Wayfair stockholders may be "householding" our proxy materials. A single Notice or Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in "householding."

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Wayfair Inc., 4 Copley Place, 7th Floor, Boston, MA 02116, Attention: Secretary or (3) contact our Investor Relations department by telephone at 617-880-8108. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

        As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports

        The 2014 Annual Report to Stockholders is available at the Investor Relations section of our website, located at investor.wayfair.com. Requests for copies of our 2014 Annual Report to Stockholders may also be directed to the Secretary, Wayfair Inc., 4 Copley Place, 7th Floor, Boston, MA 02116.

        We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by a Wayfair stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, Wayfair Inc., 4 Copley Place, 7th Floor, Boston, MA 02116.

By Order of the Board of Directors
/s/ NICHOLAS MALONE Nicholas Malone Chief Administrative Officer and Treasurer

April 10, 2015

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WAYFAIR INC. M87617-P64579 WAYFAIR INC. 4 COPLEY PLACE, 7TH FLOOR BOSTON, MA 02116 1a. Neeraj Agrawal 1b. Julie Bradley 1c. Steven Conine 1d. Alex Finkelstein 1e. Robert Gamgort 1f. Michael Kumin 1g. Ian Lane 1h. Romero Rodrigues 1i. Niraj Shah 1. Election of Directors Nominees: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/wayfair You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Abstain For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Corporation's independent registered public accountants for the fiscal year ending December 31, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! !

WAYFAIR INC. Annual Meeting of Stockholders May 20, 2015, 10:00 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Niraj Shah, Michael Fleisher, Nicholas Malone and Enrique Colbert, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Wayfair Inc., that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time, on May 20, 2015 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M87618-P64579